UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
 EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 18, 2016

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 18, 2016, Stock Yards Bancorp, Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference, announcing the election of Donna L. Heitzman, CPA, CFA, to the Company's and Bank's Boards of Directors.

Heitzman, 64, was also appointed to serve on the Audit Committee of Bancorp and the Bank's Trust Committee.  Her annual compensation as a Board member will be in accordance with guidelines set forth in the Company's proxy statement dated March 25, 2016.  As a new member of the Board, she was granted the customary Stock Appreciation Rights for 1,000 shares of common stock.  This grant has a ten-year term, will vest at the rate of 20% per year, and has a strike price of 100% of the closing market price of the Company's common stock on the grant date.  She may receive additional stock options and/or grants in the future as approved by the Board of Directors.  As with the Company's other directors, Heitzman will execute an indemnification agreement between herself, Stock Yards Bank & Trust Company, and Stock Yards Bancorp, Inc.

There are no understandings or arrangements with any person regarding Heitzman's election to the Board, and there are no family relationships between her and any other officer or director of the Company.  Stock Yards Bank & Trust Company has had and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of Stock Yards Bancorp, and the Bank, their associates and corporations with which they are connected.  Any lending transactions with Ms. Heitzman in the future will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

D.	Exhibits

	99.1	Press Release dated October 18, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	October 20, 2016	STOCK YARDS BANCORP, INC.

		By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice
President, Treasurer and Chief
Financial Officer